Exhibit 10.8
CONSULTING AGREEMENT
          This Agreement dated this 30th day of June 2008, is executed by and between MiddleBrook Pharmaceuticals, Inc., a Delaware corporation (the “Company”), located at 20425 Seneca Meadows Parkway, Germantown, MD 20876, and Robert C. Low (“Consultant”), located at PO Box 547, Vienna, VA 22183-0547 (the “Agreement”).
          WHEREAS, Consultant holds the position of Chief Financial Officer of the Company and, in connection with an expected change in the Company’s management, Consultant’s employment with the Company will terminate effective with the closing of the EGI transaction;
          WHEREAS, in the event of such termination of employment, the Company desires to obtain consulting services from Consultant commencing on the day following the closing of the EGI transaction (the “Effective Date”), pursuant to the terms and conditions set forth in this Agreement;
          WHEREAS, Consultant possesses the requisite skills, training and experience to perform the services called for under this Agreement, and wishes to perform the services based on the terms and conditions herein; and
          WHEREAS, based on the nature of the relationship that the parties intend to establish, the Company hereby engages the Consultant as an independent contractor.
          NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties as herein contained, the parties hereto agree and contract as follows:
1)	This Agreement shall be effective on the Effective Date. Other than as contemplated by the immediately following proviso, this Agreement shall be of no force or effect and neither party shall have any rights or obligations hereunder until the Effective Date; provided, however, that (i) no party may terminate, modify or amend this Agreement prior to the Effective Date unless in a writing signed by the Company and Consultant, and (ii) the provisions of this Paragraph 1, and any definitions in this Agreement, shall be effective upon execution of this Agreement by the parties hereto. If the termination of Consultant’s employment with the Company does not occur, this Agreement shall be null and void and of no force or effect.

2)	The original term of this Agreement shall be for 24-months commencing on the Effective Date. This Agreement may be renewed for additional 12-month periods by mutual agreement of the parties hereto.

3)	Commencing on the Effective Date, the Consultant shall be available to provide such consulting services with respect to the business of the Company as the Company reasonably requests. The consulting services that may be requested of Consultant shall be of a nature that reflects and is consistent with Consultant’s skills, experience, expertise and services provided by Consultant to the Company prior to the Effective Date. The Consultant shall perform such services in a thorough, efficient, and workmanlike manner, promptly and with due diligence and care, and in accordance with that standard of care and skill ordinarily exercised by members of the profession performing similar services. In addition, Consultant shall comply with all applicable federal, state and local statutes, ordinances and regulations in the course of performing such objectives.

4)	The Company enters in this Agreement based on Consultant’s experience with the business of the Company and his demonstrated ability to accomplish the objectives of such business. Consequently, the Company will not provide Consultant with any training or instructions with respect to the services to be provided hereunder. Similarly, Consultant is responsible for providing any equipment, materials or supplies that Consultant determines are necessary to accomplish the objectives.

5)	Consistent with the parties’ intent that the relationship created by this Agreement be that of service recipient and independent contractor, Consultant shall retain the exclusive right to control and direct all details of the services that Consultant performs hereunder, including where, when and how the services are to be performed. Consultant’s failure to accomplish the services by the applicable deadline, however, shall constitute a material breach of this Agreement, unless the Company agrees to an extended deadline.

6)	Other than with respect to the changes to the Prior Employment Options pursuant to Paragraph 10, Consultant shall not be eligible to participate in any benefit programs that the Company now or hereafter maintains for its employees with respect to services performed hereunder, and Consultant hereby waives any such right to participate in the programs. This waiver of any right to participate in Company-sponsored employee benefit programs represents a material component of the terms of compensation agreed to by these parties and is not in any way conditioned on any representation or assumption concerning status of Consultant with respect to the Company as an employee or independent contractor.

7)	For all purposes, including but not limited to the Federal Insurance Contributions Act (“FICA”), the Social Security Act, the Federal Unemployment Tax Act (“FUTA”), income tax withholding and any and all other federal, state and local laws, rules and regulations, Consultant shall be treated as an independent contractor and not as an employee with respect to the Company.

8)	Consultant acknowledges and agrees that Consultant shall be responsible (as a self-employed individual) for filing all tax returns, tax declarations and tax schedules, and for the payment of all taxes required, when due, with respect to any and all compensation earned by Consultant under this Agreement. The Company will neither pay nor withhold any employment taxes with respect to the compensation it pays Consultant. Rather, the Company will report the amounts it pays Consultant on IRS Forms 1099, to the extent required to do so under applicable Internal Revenue Code provisions.

9)	Consultant’s fees for services provided under this Agreement shall be Fifteen Hundred Dollars ($1,500) per day or Seven Hundred and Fifty Dollars ($750) per half-day, plus reasonable travel expenses. The Company shall have no obligation to pay a fee prior to receipt of an invoice from Consultant requesting payment of the same. The Company will not reimburse Consultant for any other expenses incurred in connection with the performance of services hereunder unless otherwise agreed by the Company. For purposes of satisfying Section 409A of the Internal Revenue Code of 1986, as amended, the parties agree that any amount reimbursed hereunder for one calendar year shall not affect the amounts reimbursed for other calendar years, and all reimbursement payments, if any, shall in all events be made no later than the end of the calendar year following the calendar year in which the applicable expense is incurred.
10)	With respect to stock options (other than the Option) relating to shares of the Company common stock which are held by Consultant on the Effective Date (the “Prior Employment Options”), (i) Consultant’s obligations to provide consulting services under this Agreement shall constitute continued “Service” with the Company (as described in the Amended and Restated Middlebrook Pharmaceuticals, Inc. Stock Incentive Plan and any applicable stock option agreement) so that (i) such Prior Employment Options shall continue to vest during the term of this Agreement (including any additional terms following the original term), and (ii) the exercisability of such Prior Employment Options shall be determined as if such Service continued until the expiration of the term of this Agreement (including any additional terms following the original term). In addition, with respect to any Prior Employment Options that are incentive stock options (as defined in Section 422 of the Internal Revenue Code, as amended) and that are exercised more than three (3) months from the effective date of termination of Consultant’s employment with the Company, such Prior Employment Options shall not be incentive stock options and instead be nonqualified stock options.

11)	Subject to approval of the Company, Consultant shall have the right to engage others to assist in the accomplishment of the services described herein. Consultant shall be solely responsible for (a) complying with all applicable employment and labor laws with respect to any assistants it engages, (b) paying all compensation owed to such assistants, and (b) paying, and/or withholding and remitting to the appropriate government agency, any applicable employment taxes that might be owed with respect to such compensation. Consultant also shall indemnify and hold the Company harmless against any and all liabilities attributable to the obligations imposed on Consultant under this Paragraph 11. This Paragraph 11 shall survive the termination of this Agreement.

12)	The Consultant reserves the right to, and intends to, perform services for others, so long as the performance of such services does not interfere with the performance of services hereunder.

13)	Consultant acknowledges and agrees that in the course of the performance of services pursuant to this Agreement, Consultant will be given access to, or come into possession of, confidential information of the Company, which information includes trade secrets, proprietary data or other confidential information. Consultant acknowledges and agrees that he will not use, duplicate or divulge to others any such confidential information of the Company except in connection with the performance of services under this Agreement. Consultant agrees and covenants that Consultant shall not remove or copy any data, research, memoranda, reports, records, documents, publications, journals, diaries, computer programs, files, information contained in files, or other information or material pertaining to the business, research, or technology of the Company without the express written consent of the Company, which in all events shall be considered to be the owner and possessor of all such data, research, memoranda, reports, records, documents, publications, journals, diaries, computer programs, files, information contained in files, or other information or material. Consultant covenants and agrees that Consultant shall in no way utilize any such information in Consultant’s possession for the gain or advantage of Consultant (other than in Consultant’s performances of services hereunder) and/or to the detriment of the Company. Upon a termination of this Agreement, or at such earlier date as the Company may request, Consultant shall deliver forthwith to the Company all such data, research, memoranda, reports, records, documents, publications, journals, diaries, computer programs, files, information contained in files, or other information or material (including all extracts, abstracts, copies, or portions thereof) which are then in Consultant’s possession or control. The obligations of this Paragraph 13 shall survive the termination of this Agreement.
14)	(a) Consultant acknowledges and agrees that, as part of his engagement with the Company, he may be expected to make new contributions of value to the Company and agrees to promptly disclose to the Company any and all inventions, discoveries, works of authorship, writings, computer software programs, processes, formulas, improvements or revisions (collectively, “Works”), whether subject to copyright, patent, registration or other protection as intellectual property or not, which he may make, devise, conceive, create, design, invent, develop or discover, either solely or jointly with another or others, during his engagement by the Company, whether at the request or upon the suggestion of the Company or otherwise, which (i) stem from his work for the Company; (ii) were created using the Company facilities, equipment, or resources, the Company personnel, or during any time he is performing services for the Company; (iii) come about as a result of Consultant’s access to confidential, proprietary, or trade secret information belonging to the Company; or (iv) relate to, or are capable of use in connection with any business of the Company, or any services, programs or products offered, used, sold or being developed by the Company at the time he creates or develops such Works, of which Consultant became aware through his consulting relationship with the Company or otherwise through Consultant’s provision of services hereunder. Any and all of the foregoing shall belong exclusively to the Company and, to the extent it is copyrightable material, shall be deemed to be “Works Made for Hire,” and the Company shall be deemed the author or creator thereof.
(b) Consultant shall assign to the Company, and hereby does so assign, all Works disclosed, or required to be disclosed, in accordance with this Section and assigns the right to obtain patents or copyright registrations on any and all such Works in any or all countries in his name or otherwise.
15)	Upon the request of the Company, whether or not made during the period of his engagement with the Company, Consultant shall assist the Company in any way necessary, including, but not limited to executing documents, to accomplish the following, in any or all countries, with respect to any and all Works disclosed, or required to be disclosed, in accordance with Paragraph 14: (a) to perfect in the Company all right, title and interest in and to the Work; (b) to file for and/or obtain a patent or patents, copyright registration or copyright registrations, trademark, trade name, domain name or similar registration, or other means established for the protection of intellectual property on the Work, in the United States or any other country; and (c) to protect and enforce the Company’s rights in the Work. The provisions of Paragraphs 13, 14 and 15 shall survive the termination of this Agreement.

16)	In the case of a material breach of this Agreement by one party, the other party shall have the right to terminate this Agreement immediately by providing the breaching party with a notice of termination. The termination shall be effective at the time the notice is received by the breaching party.

17)	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware. Any and all disputes arising out of, relating to the performance of services contracted for under, this Agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, or any successor thereto then prevailing. Such arbitration shall be final and binding upon the parties, and shall be the sole and exclusive remedy of the parties with respect to any dispute arising out of, relating to, or resulting from the interpretation of the terms of this Agreement, or any breach thereof. The costs of such arbitration shall be borne equally by the parties. Notwithstanding the foregoing provisions of this Paragraph 18 to the contrary, matters in which an equitable remedy or injunctive relief is sought by a party, shall not be required to be submitted to arbitration, if the party seeking such remedy or relief objects thereto, but instead shall be submitted to a court of law having appropriate jurisdiction. This Paragraph 17 shall survive the termination of this Agreement.

18)	This Agreement shall constitute the entire written agreement between the parties, and shall supersede any and all agreements or understandings in effect between the parties hereto; provided, however, that this Agreement shall not affect in any way the rights and obligations of the Company and Consultant under the Employment Agreement between the Company and Consultant dated April 8, 2008. This Agreement may not be modified except by written agreement executed by the parties hereto.

19)	Each provision of this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing such provision or provisions, so as to be enforceable to the maximum extent comparable with the applicable law as such law shall then be.

20)	No breach of any provision hereof can be waived unless in writing. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same, or any other provision.

21)	Any notice required or permitted under this Agreement shall be in writing and shall be deemed given upon the earlier of (a) when it is personally delivered, (b) three (3) days after having been mailed by certified mail, postage prepaid, return receipt requested or (c) two (2) days after having been sent by recognized overnight delivery service, in all cases sent to the address first set forth above, or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth herein.
[signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

MIDDLEBROOK PHARMACEUTICALS, INC.		CONSULTANT

By: Name: Title:	/s/ Wayne T. Hockmeyer Wayne T. Hockmeyer Chairman, Compensation Committee	/s/ Robert C. Low Name: Robert C. Low TIN: On FILE